EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
TriState Capital Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-249296 and 333-196564 and 333-188923) on Form S-8 and in the registration statements (No. 333-222074 and 333-235713) on Form S-3 of TriState Capital Holdings, Inc. of our reports dated February 25, 2021 with respect to the consolidated statements of financial condition of TriState Capital Holdings, Inc. and its subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020 which reports appear in the December 31, 2020 annual report on Form 10-K of TriState Capital Holdings, Inc.

As discussed in note 1 to the consolidated financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of December 31, 2020 and has applied it retroactively to January 1, 2020 due to the adoption of ASU 2016-13, Measurement of Credit Losses on Financial Instruments.

/s/ KPMG LLP

Pittsburgh, Pennsylvania
February 25, 2021